EXHIBIT 99.1

                                  NEWS RELEASE

BW Account Number 1079001
DATE:           March 27, 2003 4:00pm E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group 812-663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                       Announces Stock Repurchase Program



    MainSource Financial Group and First Community Bancshares, Inc. Announce
                        Signing of Definitive Agreement

MainSource Financial Group, Inc., Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, Inc. today announced that MainSource Financial Group has executed a definitive agreement which is expected to lead to the affiliation of First Community Bancshares, Inc. (OTC BB: FCYB) with MainSource.

First Community Bancshares, Inc., through its subsidiary First Community Bank & Trust, has branches in Franklin, Bargersville, Whiteland, Trafalgar and Greenwood, Johnson County; North Vernon, Jennings County; Indianapolis, Marion County; Edinburgh, Bartholomew County, Indiana, and has total assets of approximately $140 million.

The agreement provides that First Community Bancshares, Inc. shareholders will receive $21.00 in cash for each share of common stock of First Community Bancshares, Inc. The transaction, which is expected to close in the second quarter of 2003, is subject to various regulatory approvals, and the approval of the shareholders of First Community Bancshares, Inc. MainSource Financial Group anticipates the deal to be accretive to earnings within the first year.

Mr. Saner stated, "We are extremely pleased to have the opportunity to integrate First Community Bancshares into our company. First Community practices a similar community-focused banking philosophy as MainSource and it will fit effortlessly into the MainSource family. This acquisition will significantly strengthen our ability to provide enhanced products and customer service in the south central Indiana market served by First Community. First Community Bank & Trust will expand our Company's presence in Indiana to 52 offices in 22 counties with our consolidated assets approaching $1.4 billion."

Mr. Saner continued, "This transaction reaffirms our long-term strategic objectives of preserving community banking values while positively impacting our competitive position in markets we now serve. The banking locations we are acquiring strategically complement our current geographic locations by expanding our reach to the south central Indiana area. Our company is committed to pursuing opportunities resulting in future growth and increased shareholder value. Our history of continued expansion over the last several years is a hallmark of our company's dedication to offering convenience and exceptional service to those we serve. It is the intent of MainSource to leave First Community Bank as a separate subsidiary. Jack Jackson has been First Community's President and CEO for the past nine years and he will continue to serve in that capacity going forward. I am very excited about adding First Community and its employees and customers to our group."

MainSource Financial Group is listed on the Nasdaq Stock Market (NASDAQ: MSFG), and is a community-focused, multi-bank financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, Capstone Bank, Watseka, Illinois; MainSource Bank, Greensburg, Indiana; and Regional Bank, New Albany, Indiana; it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.



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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240